Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Appro International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-12747, 333-08990, 333-30304, 333-57970, 333-70238, 333-107835, 333-114243, 333-115596, 333-134808, and 333-159294) on Form S-8 of Cray Inc. of our report dated September 12, 2012, with respect to the consolidated balance sheets of Appro International, Inc. and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, which appears in this Form 8-K/A of Cray Inc. dated February 7, 2013.

/s/ KPMG LLP
Los Angeles, California
February 7, 2013